Exhibit 99.2

LIMELIGHT NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$56,741	$89,509
Marketable securities	12,009	64,870
Accounts receivable, net of reserves of $7,243 and $9,226 at December 31, 2010 and December 31, 2009	41,940	26,363
Income taxes receivable	721	617
Prepaid expenses and other current assets	9,628	9,654

Total current assets	121,039	191,013
Property and equipment, net	54,407	35,524
Marketable securities, less current portion	1,755	12
Deferred tax asset, non-current	718	—
Goodwill	94,364	619
Other intangible assets, net	19,406	370
Other assets	6,951	8,132

Total assets	$298,640	$235,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,236	$5,144
Deferred revenue, current portion	6,877	12,199
Capital lease obligation, current portion	1,049	—
Other current liabilities	21,608	14,140

Total current liabilities	41,770	31,483
Deferred revenue, less current portion	—	1,377
Capital lease obligation, less current portion	1,750	—
Deferred income tax, less current portion	598	10
Other long term liabilities	21	—

Total liabilities	44,139	32,870
Commitments and contingencies	—	—
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 7,500 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000 shares authorized; 100,068 and 85,011 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	100	85
Additional paid-in capital	380,338	308,537
Accumulated other comprehensive income	329	93
Accumulated deficit	(126,266)	(105,915)

Total stockholders’ equity	254,501	202,800

Total liabilities and stockholders’ equity	$298,640	$235,670

LIMELIGHT NETWORKS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
	(Unaudited)	(Unaudited)
Revenue	$55,243	$183,327
Cost of revenue:
Cost of services	23,579	80,352
Depreciation - network	6,387	22,367

Total cost of revenue	29,966	102,719

Gross margin	25,277	80,608

Operating expenses:
General and administrative	9,666	35,760
Sales and marketing	13,323	46,752
Research and development	5,141	15,755
Depreciation and amortization	1,955	6,359
Provision for litigation	—	—

Total operating expenses	30,085	104,626

Operating loss	(4,808)	(24,018)

Other income (expense):
Interest expense	(64)	(77)
Interest income	147	914
Other expense	(105)	(222)

Total other income (expense)	(22)	615

Loss before income taxes	(4,830)	(23,403)
Income tax expense (benefit)	1,518	(3,052)

Net loss	$(6,348)	$(20,351)

Net loss per share:
Basic	$(0.06)	$(0.22)
Diluted	$(0.06)	$(0.22)

Shares used in per share calculations:
Basic	99,557	94,300
Diluted	99,557	94,300